                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                 Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

(X)  Definitive Proxy Statement (Revised)

( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                     WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                               1030 SWABIA COURT
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                                                         January 6, 1997

        TO OUR SHAREHOLDERS:

           You are cordially invited to attend the Annual Meeting of Shareholders of Wandel & Goltermann Technologies, Inc. to be held at 10:00 a.m. on Wednesday, February 5, 1997 at the Doubletree Guest Suites Hotel, 2515 Meridian Parkway, Durham, North Carolina. The Board of Directors looks forward to personally greeting those who are able to attend.

             The Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the formal business to be conducted at the meeting, follows this letter. It is important that your shares be represented at the meeting, whether or not you plan to attend. Accordingly, please take a moment now to sign, date and mail the enclosed proxy in the envelope provided.

             Following completion of the formal portion of the Annual Meeting, management will comment on the Company's affairs. A question and answer period will follow.

             We look forward to seeing you at the Annual Meeting.

                                         Sincerely,

                                         [Gerry Chastelet sig. here]

                                         GERRY CHASTELET
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                     WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                               1030 SWABIA COURT
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF WANDEL & GOLTERMANN TECHNOLOGIES, INC.:

     The Annual Meeting of Shareholders of Wandel & Goltermann Technologies, Inc. will be held at the Doubletree Guest Suites Hotel, 2515 Meridian Parkway, Durham, North Carolina on Wednesday, February 5, 1997 at 10:00 a.m., Eastern Standard Time, for the following purposes:

     1. To elect seven directors for a one year term, and, in each case, until their successors are elected and qualified;

     2. To approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Wandel & Goltermann Technologies, Inc. Common Stock from 20,000,000 to 50,000,000;

     3. To approve the Omnibus Stock Plan Amendment to increase the number of shares reserved for issuance thereunder from 775,000 to 1,175,000, to allow employees of the Company's parent companies to participate in the plan, and to allow non-employee directors to participate in the plan;

     4. To approve the Employee Stock Purchase Plan Amendment to increase the number of shares reserved for issuance thereunder from 100,000 to 200,000;

     5. To approve the Outside Directors' Stock Plan Amendment to increase the annual stock option grant to Outside Directors from 1,000 shares to 2,000 shares;

     6. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997; and

     7. To transact such other business as may properly come before the meeting or any reconvened session thereof.

     The Board of Directors has fixed the close of business on December 2, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

     This notice is given pursuant to direction of the Board of Directors.


                                         [Adelbert Kuthe sig. here]

                                         ADELBERT KUTHE
                                         SECRETARY

Research Triangle Park, North Carolina
January 6, 1997

                     WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                               1030 SWABIA COURT
                  RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                                PROXY STATEMENT

         ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 5, 1997

     The accompanying proxy is solicited by the Board of Directors of Wandel & Goltermann Technologies, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Wednesday, February 5, 1997, at the Doubletree Guest Suites Hotel, 2515 Meridian Parkway, Durham, North Carolina and at any reconvened session thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting. If a choice has been specified by the shareholder as to any matter referred to on the proxy, the shares will be voted accordingly. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the seven nominees named herein and in favor of each of the other proposals. A shareholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or by notice to the Secretary at the meeting. At the meeting, votes will be counted by written ballot.

     At the Annual Meeting shareholders will be asked to:

     1. Elect seven directors for a one year term, and, in each case, until their successors are elected and qualified;

     2. Approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Wandel & Goltermann Technologies, Inc. Common Stock from 20,000,000 to 50,000,000;

     3. Approve the Omnibus Stock Plan Amendment to increase the number of shares reserved for issuance thereunder from 775,000 to 1,175,000, to allow employees of the Company's parent companies to participate in the plan, and to allow non-employee directors to participate in the plan;

     4. Approve the Employee Stock Purchase Plan Amendment to increase the number of shares reserved for issuance thereunder from 100,000 to 200,000;

     5. Approve the Outside Directors' Stock Plan Amendment to increase the annual stock option grant to Outside Directors from 1,000 shares to 2,000 shares;

     6. Ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997; and

     7. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The representation in person or by proxy of a majority of the votes entitled to be cast is necessary to provide a quorum at the Annual Meeting. Provided a quorum is present, directors are elected by a plurality of the votes cast. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes and shares not voted are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the increase in authorized shares of the Company, the Omnibus Stock Plan Amendment, the Employee Stock Purchase Plan Amendment, the Outside Directors' Stock Plan Amendment, ratification of the appointment of the Company's independent public accountants and the approval of any other business which properly comes before the Annual Meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock voted. Abstentions and shares not voted are not treated as votes cast and, therefore, will have no effect on the vote for any such proposal.

     Only shareholders of record as of the close of business on December 2, 1996, will be entitled to vote at the Annual Meeting. The approximate date on which this proxy statement and form of proxy were first sent or given to shareholders is December 20, 1996.

                         OUTSTANDING VOTING SECURITIES

     The Board of Directors has set the close of business on December 2, 1996, as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of December 2, 1996, the Company had outstanding 5,182,952 shares of its Common Stock, par value $0.01 per share (the "Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 2, 1996 by: (i) each person known to the Company to beneficially own more than 5% of the Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                                                            AMOUNT AND NATURE OF    PERCENTAGE OF
NAME                                                                                        BENEFICIAL OWNERSHIP    COMMON STOCK
Wandel & Goltermann Management Holding GmbH (1)..........................................         2,961,000              57.1%
Wandel & Goltermann GmbH & Co. E.M. (3)..................................................                --            --
Wandel & Goltermann Vertriebsholding GmbH (3)............................................                --            --
Hathaway & Associates (2)................................................................           300,000               5.8%
Herbert Bayer............................................................................             3,000                 *
Richard E. Pospisil (4)..................................................................            17,000                 *
Gerry Chastelet (5)......................................................................            17,333                 *
Rolf Schmid (1) (3)......................................................................                --            --
Joachim Simmross (6).....................................................................                --            --
Sidney Topol (7).........................................................................            25,900                 *
Peter Wagner (1) (3).....................................................................                --            --
Albrecht Wandel (1) (3)..................................................................                --            --
K. David Brame (8).......................................................................             2,880                 *
Robert D. Hockman (8)....................................................................             2,000                 *
Adelbert Kuthe (9).......................................................................             9,639                 *
Ralph D. Smith (10)......................................................................             2,000                 *
All Executive Officers and Directors as a Group (17 persons) (11)........................            88,954               1.7%

  * Less than 1%

 (1) The address of Wandel & Goltermann Management Holding GmbH ("WGG"), Messrs. Bayer, Schmid, Wagner and Wandel is Box 1262, D-72795 Eningen u.A., Federal Republic of Germany. WGG is a German limited liability company formed in March 1995. WGG owns and controls Wandel & Goltermann GmbH & Co. E. M. ("WGR") which, in turn, owns and controls Wandel & Goltermann Vertriebsholding GmbH ("WGV"). Prior to March 1995, WGV was known as Wandel & Goltermann Management Holding GmbH. WGG directly owns 2,950,000 shares of common stock, and WGV directly owns 11,000 shares of common stock. The officers of WGG are Mr. Wandel who serves as the President, Chief Executive Officer and Managing Director, Mr. Wagner who serves as the Executive Vice President, Chief Operating Officer and Managing Director, and Mr. Schmid who serves as a Managing Director. These same three individuals effectively manage WGR and WGV and, accordingly, WGG and WGR may be deemed to be beneficial owners of shares held by WGV. In their capacities with WGG, any two of Messrs. Wandel, Wagner, and Schmid, acting together, share voting and investment power over the shares of Common Stock held directly and beneficially by WGG, WGR and WGV and, accordingly, may be deemed to share beneficial ownership of such shares. Messrs. Wandel, Wagner and Schmid disclaim individual beneficial ownership of the shares of Common Stock held directly and beneficially by WGG, WGR and WGV.

 (2) The address of Hathaway & Associates is 119 Rowayton Drive, Rowayton, Conn. 06853. Information as to the shares of Common Stock held by Hathaway & Associates has been provided by Hathaway & Associates.

 (3) Excludes shares of Common Stock attributed to WGG. See (1) above.

 (4) Includes 17,100 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

 (5) Includes 17,333 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

 (6) Mr. Simmross, a nominee for the Board of Directors of the Company, is a director of Hannover Finanz GmbH and is a member of the Advisory Board of WGG. Hannover Finanz GmbH owns a material interest in WGG. In his positions with Hannover Finanz and WGG, Mr. Simmross does not share voting or investment power over the shares of Common Stock held directly or beneficially by WGG. Mr. Simmross disclaims individual beneficial ownership of the shares of Common Stock held directly or beneficially by WGG.

 (7) Includes 2,100 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

 (8) Includes 2,000 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

 (9) Includes 8,000 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

(10) Includes 2,000 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

(11) Includes 59,633 shares that may be acquired within 60 days of December 2, 1996 upon exercise of stock options.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board of Directors consists of seven directors. Directors are elected annually and serve until the next Annual Meeting of Shareholders and their successors are elected and qualified. Seven directors are to be elected at this Annual Meeting for one year terms ending in 1998, and, in each case, until their successors are elected and qualified. Each of the nominees except Mr. Simmross is a current member of the Board of Directors.

     Herbert Bayer has served as a director of the Company since 1996 and as Chairman of the Board of Directors since July 1995. Mr. Bayer is retiring from the Board of Directors effective as of the election of directors at the Company's Annual Meeting of Shareholders.

     The following table provides certain information with respect to the Company's nominees for director. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED BELOW.

                                                                                   DIRECTOR
NOMINEE                POSITION WITH THE COMPANY                           AGE      SINCE
Richard E. Pospisil    Vice Chairman of the Board of Directors             65        1994
Gerry Chastelet        Director, President and Chief Executive Officer     49        1995
Rolf Schmid            Director                                            61        1994
Joachim Simmross       --                                                  55          --
Sidney Topol           Director                                            71        1994
Peter Wagner           Director                                            43        1995
Albrecht L. Wandel     Director                                            52        1992


     RICHARD E. POSPISIL has served as a director of the Company since May 1994 and was named Vice Chairman in September 1995. Mr. Pospisil also served as Acting Chief Executive Officer of the Company from September to November 1995. Mr. Pospisil is currently the President and Chief Executive Officer of OASys Group, Inc., a developer of networking software. He served as President and Chief Executive Officer of T3plus Networking, Inc., a developer and manufacturer of switching and network equipment, from 1990 to 1994. Mr. Pospisil is currently a director of OASys Group, Inc. and Auto Entry, Inc..


     GERRY CHASTELET was elected as a director of the Company and was named President and Chief Executive Officer in December 1995. From 1993 to 1995, he served as Vice President Sales, Marketing and Service-Americas and Asia Pacific for Network Systems Corporation. From 1989 to 1993, he was Vice President Sales, Marketing and Service for Gandalph Systems Corporation.

     ROLF SCHMID has served as a director of the Company since January 1994. Mr. Schmid has served as Chief Financial Officer of WGG since 1985 and has also served as Managing Director-Finance and Controlling since 1990. He is a citizen and resident of the Federal Republic of Germany.

     JOACHIM SIMMROSS is a new nominee to the Board of Directors. Mr. Simmross has served as a director of Hannover Finanz GmbH since 1984 and has served as a member of the Advisory Board of WGG since 1995. Hannover Finanz owns a material interest in WGG. Mr. Simmross is a citizen and resident of the Federal Republic of Germany.

     SIDNEY TOPOL has served as a director of the Company since May 1994. Mr. Topol was the Chairman of the Board of Scientific-Atlanta, Inc. from 1978 to 1990 and Chief Executive Officer from 1975 to 1987. Since 1990, he has been President of Topol Group, Inc., a consulting and investment firm. Mr. Topol is a director of Scientific-Atlanta, Inc., Alpha Industries, Inc., Prime Star Partners and the Public Broadcasting System.

     PETER WAGNER has served as a director of the company since July 1995. Mr. Wagner has served as Executive Vice President, Chief Operating Officer and Managing Director of WGG since March 1995. From 1990 to 1995, he was General Manager of the Line Transmission Systems Division of Alcatel. Mr. Wagner is a citizen and resident of the Federal Republic of Germany.

     ALBRECHT L. WANDEL has served as a director of the Company since 1992. Since 1974, Mr. Wandel has served as a Managing Director, and, since 1990, he has served as President and Chief Executive Officer of WGG. Mr. Wandel is a citizen and resident of the Federal Republic of Germany.

     During the fiscal year ended September 30, 1996, the Board of Directors of the Company held seven meetings. During that period, the Audit Committee of the Board held four meetings and the Compensation Committee of the Board held four meetings. During their period of service in the fiscal year ended September 30, 1996, no director attended fewer than 75% of the total number of meetings (i) of the Board of Directors and (ii) of all the committees of the Board on which such director was serving.

     The members of the Audit Committee during the fiscal year ended September 30, 1996 were Messrs. Topol, Pospisil and Schmid. The principal functions of the Audit Committee include: recommending to the Board, subject to shareholder approval, the retention of independent public accountants; discussing and reviewing the scope of the prospective annual audit and reviewing the results thereof with the independent public accountants; reviewing non-audit services of the independent public accountants; reviewing compliance with the accounting and financial policies of the Company; reviewing the adequacy of the financial organization of the Company; reviewing management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relative to accounting practices; and reviewing transactions with affiliated parties.

     The members of the Compensation Committee during the fiscal year ended September 30, 1996 were Messrs. Bayer, Topol and Pospisil. The principal functions of the Compensation Committee are to review and recommend annual salaries and bonuses for all corporate officers and management personnel, review and recommend to the Board of Directors modifications in employee benefit plans and administer the Company's Omnibus Stock Plan and Employee Stock Purchase Plan.

     The Company does not presently have a Nominating Committee.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company earn directors' fees of $17,000 per year, payable quarterly. Directors who are not employees of the Company or WGG also receive $1,500 per day for attending special Board or Board committee meetings. In addition, the Company reimburses all directors for ordinary and necessary out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or its committees. For the fiscal year ended September 30, 1996, Messrs. Bayer, Schmid, Wagner and Wandel each earned $17,000, Messrs. Pospisil and Topol each earned $30,500. In September 1995, Mr. Pospisil was asked by the other directors to fill the role of Acting Chief Executive Officer while a new permanent Chief Executive Officer of the Company was recruited. Mr. Pospisil served in this acting role until November 30, 1995. The other directors agreed to compensate Mr. Pospisil a total of $140,000 for his services as Acting Chief Executive Officer and for his services during the transition of management to the new Chief Executive Officer. In addition, the Company paid Mr. Pospisil $25,000 in technical and managerial consulting fees during the year ended September 30, 1996.

     Directors who are not employees of the Company (excluding any person employed by or affiliated with WGG and its affiliates) are entitled to participate in the Company's 1994 Outside Directors' Stock Option Plan (the "Directors' Plan"). Upon their reelection to the Board of Directors in February 1996, the Company granted options to purchase 2,000 shares of Common Stock under the Directors' Plan to each of Messrs. Pospisil and Topol at an exercise price of $9.25 per share, subject to shareholder approval of the Outside Directors' Stock Plan Amendment. See "Executive Compensation -- Benefit Plans -- Outside Directors' Stock Option Plan." The Company also granted Richard Pospisil options to purchase 15,000 shares of Common Stock under the Omnibus Stock Plan at an exercise price of $11.125 per share, subject to shareholder approval of the Omnibus Stock Plan Amendment. See "Executive Compensation -- Benefit
Plans -- Omnibus Stock Plan."

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company and their respective ages and positions as of December 2, 1996, are as follows:

NAME                  AGE     POSITION
Gerry Chastelet       49      President and Chief Executive Officer
Ralph D. Smith        43      Senior Vice President-Operations
E. Jay Bowers         64      Vice President-Product Development
K. David Brame        51      Vice President-Sales
John T. Goehrke       39      Vice President-Marketing
Robert D. Hockman     43      Vice President-Core Technology Engineering
James K. Kiefer       47      Vice President-Customer Support Services
Adelbert Kuthe        54      Vice President-Finance and Secretary
Daniel I. Hunt        32      Assistant Secretary and Controller
Matthew W. Weitz      36      Personnel Director

     RALPH D. SMITH joined the Company in 1990 as Manufacturing Manager. From 1991 to 1993, Mr. Smith served as Director of Operations. From 1993 to 1994, Mr. Smith was Vice President-Operations. In 1994, he assumed the position of Senior Vice President-Operations.

     E. JAY BOWERS joined the Company in September 1996 as Vice
President-Product Development. From 1991 until he joined the Company, Mr. Bowers was General Manager of the Advanced Software Construction Center for the Operation System Software Division of Lucent Technologies.

     K. DAVID BRAME joined the Company in 1994 as Vice President-Sales. From 1985 until he joined the Company, he was a National Sales Manager for Teradyne, Inc., a test equipment manufacturer, with responsibilities for sales and field service for the U.S. telecommunications market.

     JOHN T. GOEHRKE joined the Company in July 1996 as Vice
President-Marketing. From 1993 to 1996, Mr. Goehrke worked for Memorex Telex Corporation, serving as Vice President of Strategic Marketing in his latest role. From 1988 to 1993 he worked for Data Switch Corporation in various marketing and sales management positions.

     ROBERT D. HOCKMAN joined the Company in 1988 as Lead Software Engineer for Digital Data Products. From 1993 to 1996, Mr. Hockman served as Vice President-Marketing and as Director of Product Marketing from 1991 to 1993. He assumed the position of Vice President-Core Technology Engineering in 1996.

     JAMES K. KIEFER joined the Company in March 1996 as Vice President-Customer Support Services. From 1995 to 1996, Mr. Kiefer was Director of the Central Support Organization of Network Systems Corporation where he was responsible for that company's worldwide customer service business. From 1994 to 1995, Mr. Kiefer served as Director of Customer Service for Network Systems Corporation's North American operations. From 1992 to 1994, Mr. Kiefer was Senior Product Manager-Professional Services for ATT Paradyne.

     ADELBERT KUTHE joined the Company in 1979. Mr. Kuthe assumed the position of Vice President-Finance of the Company in 1981. He has served as Secretary of the Company since 1991.

     DANIEL I. HUNT joined the Company in 1993 as Controller and assumed the position of Assistant Secretary in 1995. From 1991 to 1993, he was a manager in the Audit and Business Advisory practice of Arthur Andersen LLP.

     MATTHEW W. WEITZ joined the Company in 1984 serving in various personnel administration positions until he assumed his current position in 1991. From 1989 to 1991, Mr. Weitz served as Personnel Manager.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's President and Chief Executive Officer and the Company's four other most highly compensated executive officers (the "Named Executive Officers") during the year or employed at September 30:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                      NUMBER OF
                                                                                      SECURITIES       ALL OTHER
                                                      ANNUAL COMPENSATION             UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR     SALARY ($)     BONUS ($)     OPTIONS (#)        ($) (1)
Gerry Chastelet                                1996      $ 174,462     $ 137,142        90,000          $  3,775
  President and Chief                          1995             --            --            --                --
  Executive Officer                            1994             --            --            --                --
Richard E. Pospisil                            1996             --            --        17,000           197,000
  Acting Chief Executive Officer               1995             --            --         1,000            47,000
  October 1 to November 30, 1995               1994             --            --         2,000            11,500
Ralph D. Smith                                 1996        130,101        54,273        10,500             6,944
  Senior Vice President -- Operations          1995        123,318            --         5,000             5,888
                                               1994        107,303        30,000        10,000             5,967
K David Brame                                  1996        130,000        68,077        10,500             5,312
  Vice President -- Sales                      1995        130,000        65,000         5,000             3,204
                                               1994         20,000            --            --                --
Adelbert Kuthe                                 1996        116,632        23,910        10,500             5,023
  Vice President -- Finance                    1995        110,552            --         5,000             7,063
  and Secretary                                1994        105,488        24,000        10,000             5,664
Robert D. Hockman                              1996         99,218        20,340         8,850             4,746
  Vice President -- Core Technology            1995         94,045            --         5,000             5,549
  Engineering                                  1994         92,378        17,000        10,000             5,184


(1) For fiscal 1996, consists of (i) matching contributions to the Company's 401(k) Plan in the amounts of $2,856, zero, $6,543, $4,103, $4,037 and
    $4,465 respectively, for each Named Executive Officer; and (ii) life insurance premiums in the amounts of $919, zero, $401, $1,209, $986 and $281, respectively, paid on behalf of each Named Executive Officer.

STOCK OPTIONS GRANTED DURING THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

     The following table provides certain information concerning grants of options to purchase shares of Common Stock made during the fiscal year ended September 30, 1996 to the Named Executive Officers. All grants were made under the Omnibus Stock Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                                          % OF TOTAL
                         NUMBER OF         OPTIONS                                       POTENTIAL REALIZABLE VALUE
                        SECURITIES        GRANTED TO                                     AT ASSUMED ANNUAL RATES OF
                        UNDERLYING        EMPLOYEES                                       STOCK PRICE APPRECIATION
                          OPTIONS         IN FISCAL        EXERCISE       EXPIRATION          FOR OPTION TERM
NAME                  GRANTED (#) (1)      YEAR (2)      PRICE ($/SH)        DATE        5% ($) (3)     10% ($) (4)
Gerry Chastelet            80,000              15%          $ 9.75          12/1/05       $ 490,538     $ 1,243,119
                           10,000               2            14.31          7/29/06          89,995         228,065
Richard E.                 15,000               3            11.13          12/4/05         104,872         265,881
Pospisil                    2,000               *             9.25           2/5/06          11,635          29,484
Ralph D. Smith              5,000               1             9.25           2/5/06          29,086          73,711
                            5,500               1            14.31          7/29/06          49,497         125,436
K. David Brame              5,000               1             9.25           2/5/06          29,086          73,711
                            5,500               1            14.31          7/29/06          49,497         125,436
Adelbert Kuthe              5,000               1             9.25           2/5/06          29,086          73,711
                            5,500               1            14.31          7/29/06          49,497         125,436
Robert D. Hockman           5,000               1             9.25           2/5/06          29,086          73,711
                            3,850               1            14.31          7/29/06          34,648          87,805

 * Less than 1%

(1) All of the above options with the exception of 2,000 options granted to Mr. Pospisil are subject to the terms of the Company's Omnibus Stock Plan (the "Omnibus Plan"). With the exception of 80,000 options granted to Mr. Chastelet, the options granted under the Omnibus Plan to each officer vest and become exercisable in equal annual increments over a five (5) year period provided the optionee continues to be employed by the Company. The 80,000 options granted to Mr. Chastelet vest and become exercisable 20% on the first anniversary of the grant and the remainder in equal monthly increments over the following four (4) year period, provided Mr. Chastelet continues to be employed by the Company. The 15,000 options granted to Mr. Pospisil under the Omnibus Plan vest six months after the grant date. The 2,000 options granted to Mr. Pospisil under the Outside Directors' Stock Option Plan become exercisable cumulatively in installments of 40% on the first anniversary and 30% on the second and third anniversaries of the date of grant.

(2) All options were granted at an exercise price equal to the fair market values of the Company's Common Stock.

(3) Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. No gain to an optionee is possible without an increase in stock price, which will benefit all shareholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period.

OPTION EXERCISES AND YEAR-END VALUES FOR FISCAL YEAR ENDED SEPTEMBER 30, 1996

     The following table provides certain information concerning the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such officers' unexercised options at September 30, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                              VALUE OF
                                                                                                             UNEXERCISED
                                                                                                             IN-THE-MONEY
                                                                                 NUMBER OF SECURITIES        OPTIONS AT
                                                    SHARES                      UNDERLYING UNEXERCISED         FISCAL
                                                  ACQUIRED ON     VALUE       OPTIONS AT FISCAL YEAR-END      YEAR-END
                                                   EXERCISE      REALIZED                (#)                   ($) (1)
                                                      (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE
Gerry Chastelet................................      --            --           --              90,000         $--
Richard E. Pospisil............................      --            --           1,800           18,200          14,058
Ralph D. Smith.................................      --            --           3,000           20,500          21,810
K. David Brame.................................      --            --           1,000           14,500           3,810
Adelbert Kuthe.................................      --            --           5,000           20,500          39,810
Robert D. Hockman..............................      --            --           3,000           18,850          21,810

                                                  VALUE OF
                                                 UNEXERCISED
                                                IN-THE-MONEY
                                                 OPTIONS AT
                                                   FISCAL
                                                  YEAR-END
                                                   ($) (1)
                                                 UNEXERCISABLE
Gerry Chastelet................................    $ 786,900
Richard E. Pospisil............................      146,172
Ralph D. Smith.................................      143,785
K. David Brame.................................       89,785
Adelbert Kuthe.................................      143,785
Robert D. Hockman..............................      136,047

(1) The value of the unexercised in-the-money options is based on the closing sales price of the Common Stock on September 30, 1996 of $19.00 per share.

EMPLOYMENT AGREEMENTS

     Mr. Chastelet joined the Company on December 1, 1995 as President and Chief Executive Officer. Mr. Chastelet entered into an employment agreement with the Company which provides for an annual base salary of $230,000 and a bonus ranging up to $110,000 based on the attainment of quantitative and qualitative objectives in fiscal 1997. Pursuant to his employment agreement, the Company paid Mr. Chastelet a $15,000 sign-on bonus and agreed to grant options to purchase 80,000 shares of Common Stock under the Omnibus Stock Plan. The Company provides Mr. Chastelet with the use of a Company-owned car and pays the premiums on a term life insurance policy with a benefit equal to his base salary. Mr. Chastelet's employment agreement may be terminated at any time and provides Mr. Chastelet a payment of one-year's salary upon termination.

                                   PROPOSAL 2
    APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

     The resolution to be considered by the shareholders at the meeting reads as follows:

          "RESOLVED, that Article 2 of the Amended and Restated Articles of Incorporation of Wandel & Goltermann Technologies, Inc. should be amended and restated to read in full as follows:

             The total number of shares that the Corporation is authorized to issue is Fifty-Two Million (52,000,000), divided into Fifty Million (50,000,000) Common shares and Two Million (2,000,000) Preferred Shares, each with a par value of $0.01. The preferences, limitations and relative rights of each class and series of shares are as follows:

        a. Common Shares

           The common shares shall be entitled to one vote per share and to all other rights of shareholders subject only to any rights granted to Preferred Shares under Subparagraph b. of this Article 2.

        b. Preferred Shares

           The Preferred Shares may be issued in one or more series with such designations, preferences, limitations, and relative rights as the Board of Directors may determine from time to time in accordance with applicable law.

          FURTHER RESOLVED, that the proper officers of Wandel & Goltermann Technologies, Inc. are hereby authorized and directed, after shareholder approval of the proposed amendment, to execute, under its corporate seal, Articles of Amendment to the Articles of Incorporation and to file such Articles of Amendment with the North Carolina Secretary of State.

          FURTHER RESOLVED, that the Board of Directors of Wandel & Goltermann Technologies, Inc. may, notwithstanding approval by the shareholders of Wandel & Goltermann Technologies, Inc., at any time prior to the filing of the Articles of Amendment with the North Carolina Secretary of State, terminate the proposed amendment and all transactions contemplated by or incident thereto."

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION.

DISCUSSION

     Under Wandel & Goltermann Technologies, Inc.'s Amended and Restated Articles of Incorporation, the Company is authorized to issue up to 20,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. On November 15, 1996, the Board of Directors approved an Amendment to the Company's Articles of Incorporation that increases this maximum number of authorized shares of Common Stock by 30,000,000 shares to a total of 50,000,000 shares, subject to approval by the shareholders of Wandel & Goltermann Technologies, Inc.. If the shareholders do not approve the Amendment, then the number of authorized shares of the Company's Common Stock will remain at 20,000,000.

     The purpose of the proposed Amendment is to provide sufficient shares for corporate purposes, including possible future acquisitions, benefit plans, recapitalizations, stock splits and other corporate purposes, although no such use currently is planned. Once authorized, the additional shares of Common Stock may be issued by the Board of Directors without further action by the shareholders, unless such action is required by law or applicable stock exchange requirements. Accordingly, this solicitation may be the only opportunity for the shareholders to take action in connection with such acquisitions, benefit plans, recapitalizations and other corporate actions. As of December 2, 1996, 5,182,952 shares of Common Stock were issued and 1,312,048 shares were reserved for issuance under benefit plans subject to approval of Proposals 3 and 4. Thus, of the 20,000,000 shares of Common Stock currently authorized, approximately 13,505,000 shares would be unissued and unreserved if the Amendment is not approved.

BENEFIT PLANS

                                   PROPOSAL 3
                    APPROVAL OF OMNIBUS STOCK PLAN AMENDMENT

     The Board of Directors of the Company, on the recommendation of the Company's Compensation Committee, proposes that the shareholders approve the Omnibus Stock Plan Amendment to increase the number of shares reserved for issuance thereunder (the "Plan Shares") from 775,000 to 1,175,000, to allow employees of the Company's parent companies to participate in the plan, and to allow non-employee directors to participate in the plan. As of December 2, 1996, options to purchase 842,140 Plan Shares had been granted under the Omnibus Stock Plan (the "Omnibus Plan") subject to approval of the Omnibus Stock Plan Amendment. On the same date, the closing price of the Common Stock on the NASDAQ National Market was $22.25. The Board believes that it is in the best interest of the Company and its shareholders to approve the Omnibus Stock Plan Amendment because it enables the Company to continue to grant options in the future to secure and retain the services of key employees and its Directors. Moreover, the Board believes the additional financial incentive is an important factor in attracting and retaining officers, key employees and Directors of superior ability and is beneficial to the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE OMNIBUS STOCK PLAN AMENDMENT.

OMNIBUS PLAN DESCRIPTION

     The Company's Omnibus Plan is intended to encourage high levels of performance by the Company's officers and key employees and to enable the Company to recruit, reward, retain and motivate employees of experience and ability on a basis competitive with industry practices. The Omnibus Plan is administered by the Board of Directors. Eligibility for awards under the Omnibus Plan and the amount of those awards are determined solely by the Board of Directors. An aggregate of 375,000 shares of Common Stock was initially reserved for issuance under the Omnibus Plan. The plan was amended in February 1996 to increase the shares reserved for issuance thereunder to 775,000. The Omnibus Stock Plan Amendment would increase the aggregate number of Plan Shares to 1,175,000, subject to adjustment for stock dividends, stock splits and certain other changes in the Company's capitalization. As of the end of fiscal 1996, all employees, including officers of the Company, its subsidiaries and its parent companies as well as members of the Company's Board of Directors, were eligible to receive options under the Omnibus Plan, as amended.

     Awards under the Omnibus Plan may include incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards. The Board of Directors also retains sole discretion to determine the terms and conditions of such awards, including the vesting schedule. The option price for incentive stock options issued under the Omnibus Plan may not be less than the fair market value of the Common Stock on the date of grant; however, the Board of Directors may exercise discretion as to the exercise price per share of any non-qualified option awarded under the Omnibus Plan. The incentive stock options presently outstanding under the Omnibus Plan generally vest over five years and expire in ten years.

     The exercise price of options granted under the Omnibus Plan is payable in cash or, at the discretion of the Board of Directors, in shares of Common Stock owned by the optionee having a fair market value equal to the exercise price, or through a combination of cash and shares of Common Stock. Option grants will require the withholding of any applicable taxes required to be withheld upon the exercise of an option.

     While the Omnibus Stock Plan, as amended, will allow the Board of Directors to grant nonqualified stock options to its members, such transactions remain subject to the prohibitions of the North Carolina Business Corporation Act with respect to conflict of interest transactions.

     A parent company is defined in the Omnibus Stock Plan, as amended, as any business entities (other than the Company), in an unbroken chain of business entities ending with the Company in which each of the business entities owns stock or interests possessing 50% or more of the total combined voting power of all classes of stock or interests in one of the other business entities in the chain.

     In the event of a Change of Control of the Company, in addition to any action required or authorized by the terms of an award agreement, the Board of Directors may, at its discretion take any of the following actions as a result of, or in anticipation of, any such event: (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding award made pursuant to the Omnibus Plan; (ii) offer to purchase any outstanding award made pursuant to the Omnibus Plan from the holder for its equivalent cash value, as determined by the Board of Directors, as of the date of the Change of Control; or (iii) make adjustments or modifications to outstanding awards as the Board of Directors deems appropriate.

     Under the Omnibus Plan, a "Change of Control" is defined as the earliest date on which either of the following events occur: (i) an individual, entity, or group (other than Albrecht Wandel, Frank Goltermann, or any of their affiliates) acquires after the date the Omnibus Plan was approved by the Board, otherwise than directly from the Company, beneficial ownership of 20% or more of the outstanding Common Stock or voting power of the Company, provided that no such individual, entity or group shall be deemed to beneficially own any securities held by (a) the Company or any of its subsidiaries or (b) any employee benefit plan of the Company or any of its subsidiaries; or (ii) the persons who were directors of the Company on the date 30 days after the effective date of the Omnibus Plan, together with those who subsequently became directors of the Company and whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors who were directors on the date 30 days after the effective date of the Omnibus Plan, or directors whose nomination or election was approved as provided above (the "Continuing Directors"), shall cease to constitute a majority of the Board or of its successor by merger, consolidation or sale of assets. However, a majority of the Continuing Directors may approve any such event and determine that, for purposes of the Omnibus Plan, a Change of Control has not occurred.

     In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in a change in the Common Stock or an increase or decrease in the number of outstanding shares of Common Stock, the Board of Directors may make appropriate adjustments in the Omnibus Plan and the then outstanding awards. The Board of Directors may amend the Omnibus Plan at any time and in any respect; provided, however, no amendment may be made without the approval of the shareholders of the Company if approval of such amendment is required in order that transactions in Company securities under the Omnibus Plan be exempt from the operation of Section 16(b) of the Exchange Act and if such amendment would (i) increase the number of shares of Common Stock which may be issued under the Omnibus Plan other than as a result of a change in capitalization; (ii) materially modify the requirements as to eligibility for participation; (iii) materially increase the benefits accruing to participants under the Omnibus Plan; or (iv) extend the duration of the Omnibus Plan beyond the date approved by the shareholders. The Board of Directors may terminate or suspend the Omnibus Plan and any or all awards thereunder at any time and for any reason to the extent permitted by law.

     The following table sets forth certain information regarding the options granted under the Omnibus Plan through December 2, 1996 subject to shareholder approval of the Omnibus Stock Plan Amendment:

                                 PLAN BENEFITS
                               OMNIBUS STOCK PLAN

                                                                      DOLLAR VALUE    SECURITIES UNDERLYING
NAME                                                                    ($) (1)            OPTIONS (#)
Gerry Chastelet....................................................    $ 1,129,400           115,000
Richard E. Pospisil................................................        166,800            15,000
Ralph D. Smith.....................................................        288,470            36,500
K. David Brame.....................................................        157,470            22,250
Adelbert Kuthe.....................................................        288,470            36,500
Robert D. Hockman..................................................        273,369            33,850
All Current Executive Officers
  as a Group.......................................................      3,112,560           381,250
All Employees Other Than Current Executive Officers
  as a Group.......................................................      3,519,349           460,890

(1) Represents gain before taxes based on the closing stock price of $22.25 on the Record Date as compared to the option price.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary only of the general tax principles applicable to awards under the Omnibus Stock Plan under federal law as in effect on the date of this Proxy Statement.

     OPTIONS. There are no tax consequences to the optionee upon the grant of a qualified option pursuant to the Omnibus Plan or the Directors' Plan. There are no tax consequences to the optionee upon exercise of a stock option, except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to alternative minimum tax. If the shares of Common Stock acquired are not disposed of within two years from the date the option was granted and within one year after the shares are transferred to the optionee, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If all requirements other than the above described holding period requirements are met, a "disqualifying disposition" occurs and gain in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the option exercise price or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), is taxed as ordinary income and the Company will be entitled to a corresponding deduction in an amount equal to the optionee's ordinary income at that time. The gain in excess of this amount, if any, will be characterized as long-term capital gain if the optionee held the shares for more than one year.

     NON-QUALIFIED STOCK OPTIONS. There are no tax consequences to the optionee upon the grant of a non-qualified option pursuant to the Omnibus Plan. Upon the exercise of a non-qualified stock option, taxable ordinary income will be recognized by the holder in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. The Company will be entitled to a corresponding federal income tax deduction. Upon any subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of the subsequent sale of the shares.

     STOCK APPRECIATION RIGHTS. There are no tax consequences to the employee upon the grant of a stock appreciation right ("SAR") pursuant to the Omnibus Plan. Upon the exercise of an SAR, the holder will realize taxable ordinary income on the amount of cash received and the Company will be entitled to a corresponding federal income tax deduction.

     RESTRICTED STOCK. Unless a participant makes the election described below, a participant receiving a grant of Restricted Stock will not recognize income and the Company will not be allowed a deduction at the time such shares of Restricted Stock are granted. While the restrictions on the shares are in effect, a participant will recognize compensation income equal to the amount of dividends received and the Company will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the excess fair market value of the shares on the date the restrictions are removed or lapse over the amount paid by the participant for the shares will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. Upon disposition of the shares, the gain or loss realized by the participant will be taxable as capital gain or loss. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a participant's ordinary income will be determined as of the date of grant. In such case, the amount of ordinary income recognized by such a participant and deductible by the Company will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid by the participant for the shares. If such election is made and a participant thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in such participant's income.

     GENERAL TAX LAW CONSIDERATIONS. The preceding paragraphs are intended to be merely a summary of the most important federal income tax consequences concerning the grant of awards under the Omnibus Stock Plan and the corresponding disposition of shares of Common Stock issued thereunder in existence as of the date of this Proxy Statement. Therefore, participants in the plan should review the current tax treatment with their individual tax advisors at the time of the grant, exercise, purchase or any other transaction relating to any award, purchase or underlying stock issued under the plan.

                                   PROPOSAL 4
      APPROVAL OF AMENDMENT TO THE WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     The Wandel & Goltermann Technologies, Inc. Employee Stock Purchase Plan (the "Purchase Plan") provides for the purchase of the Company's Common Stock by employees of the Company. The Board of Directors and shareholders adopted and approved the Purchase Plan in January 1994. Currently, a maximum of 100,000 shares of Common Stock may be issued to eligible employees pursuant to the Purchase Plan. Of that number, as of September 30, 1996 a total of 41,162 shares had been issued under the Purchase Plan and 58,838 shares remained available for future purchase. To provide an adequate reserve of shares for continued operation of the Purchase Plan, the Board of Directors has amended the plan, subject to approval by the shareholders, to increase the maximum aggregate number of shares of Common Stock issuable under the Purchase Plan by 100,000 to a total of 200,000 shares.

     The Board of Directors believes that the Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company and that an adequate reserve of shares available for issuance under the Purchase Plan is therefore in the best interests of the Company and the shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN AMENDMENT.

PURCHASE PLAN DESCRIPTION

     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which will be made available to any stockholder upon written request.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code. Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase shares of Common Stock of the Company through accumulated payroll deductions at a price per share equal to 85% of the lower of the fair market value of a share of Common Stock as of the first or last day of the offering period. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.

     The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

     As amended, an aggregate of up to 200,000 of the authorized but unissued shares of the Company's Common Stock may be issued under the Purchase Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company.

     Any employee of the Company and its subsidiary corporations, including any officer or director who is also an employee, is eligible to participate in the Purchase Plan on the first offering date following completion of one hour of service as an employee. No person who owns or holds options to purchase or who, as a result of participation in the Purchase Plan, would own or hold options to purchase 5% or more of the Common Stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of September 30, 1996, all employees, including executive officers, are eligible to participate in the Purchase Plan.

     The Purchase Plan permits eligible employees to purchase shares of Common Stock of the Company through payroll withholding. Generally, each offering of Common Stock under the Purchase Plan is for a period of 12 months (an "Offering Period"), and a new Offering Period commences on January 1 of each year. However, the Purchase Plan authorizes the Board to establish a different term or different beginning or ending dates for one or more Offerings.

     Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of the Offering. A participating employee's payroll withholding may not exceed 6% of that employee's base compensation during any pay period. No participant may purchase shares with a fair market value (determined on the first day of the Offering Period) exceeding $25,000 for each calendar year in which the participant participates in the Purchase Plan. Generally, upon termination of participation in the Purchase Plan, all amounts withheld on behalf of an employee for a current Offering Period are refunded to the employee. Interest is paid on amounts withheld.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

     If the exercise of a Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

     A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

     If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

                                   PROPOSAL 5
       APPROVAL OF AMENDMENT OF THE OUTSIDE DIRECTORS' STOCK OPTION PLAN

     The Board and shareholders adopted and approved the Outside Directors' Stock Option Plan (the "Directors Plan") in January 1994. The Directors Plan provides for the automatic grant of nonqualified stock options to directors of the Company who are not employees of the Company. Currently, a maximum of 25,000 shares of the Company's Common Stock may be issued under the Directors Plan. Of that number, as of September 30, 1996, options to purchase 10,000 shares were outstanding, and 15,000 shares remained available for future automatic grants under the Directors Plan. In recognition of the valuable services rendered to date by the Company's outside directors, the Board of Directors has amended the plan, subject to approval by the shareholders, to increase the automatic annual grant under the plan upon reelection of an outside director to the Board from 1,000 shares to 2,000 shares. The Board believes this additional financial incentive is an important factor in attracting and retaining outside directors of superior ability.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE OUTSIDE DIRECTORS' STOCK PLAN AMENDMENT.

DIRECTORS PLAN DESCRIPTION

     The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which will be made available to any stockholder upon written request.

     The Directors Plan provides for the automatic grant of nonqualified stock options to nonemployee directors of the Company and is intended to qualify as a "formula plan" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. While the Directors Plan is intended to operate automatically without discretionary administration, to the extent administration is necessary, it will be performed by the Board or a duly appointed committee of the Board. However, the Board has no discretion to select the nonemployee directors of the Company who are granted options under the Directors Plan, to set the exercise price of such options, to determine the number of shares for which or the time at which particular options are granted or to establish the duration of such options. The Board is authorized to interpret the Directors Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Directors Plan or any option.

     A maximum of 25,000 shares of the authorized but unissued shares of the Common Stock of the Company may be issued upon the exercise of options granted under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms of the automatic option grants described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the plan and become available for future grants.

     Only directors of the Company who are not employees of the Company or any present or future parent and/or subsidiary corporations of the Company (the "Outside Directors") are eligible to participate in the Directors Plan. Currently, the Company has three Outside Directors. As amended, the Directors Plan provides that each Outside Director upon initial election to the Board will receive an automatic one-time grant of an option to purchase 2,000 shares. Each Outside Director is automatically granted an additional option to purchase 2,000 shares upon reelection to the Board of Directors.

     The exercise price of any option granted under the Directors Plan must equal the fair market value, as determined pursuant to the plan, of a share of the Company's Common Stock on the date of grant. Generally, the fair market value of the Common Stock will be the mean between the high and low prices per share on the date of grant as reported on the Nasdaq National Market. No option granted under the Directors Plan is exercisable after the expiration of 10 years after the date such option is granted, subject to earlier termination in the event the optionee's service with the Company ceases or in the event of a Transfer of Control of the Company, as discussed below. Options granted under the Directors Plan become exercisable cumulatively in installments of 40% on the first anniversary and 30% on the second and third anniversaries of the date of grant subject to the continued service of the optionee.

     Options may be exercised by payment of the exercise price in cash, by check or in cash equivalent. During the lifetime of the optionee, the option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of the descent and distribution. Options expire 10 years after the date of grant.

     If an optionee ceases to be a director of the Company for any reason, except death or disability, the optionee may exercise his or her options (to the extent exercisable on the date of termination) within three months after the date of termination, but in any event not later than the date of termination of the option. If an optionee ceases to be a director of the Company due to death or disability, the optionee (or his or her legal representative) may exercise the option (to the extent exercisable on the date of termination) within six months after the date of termination, but in any event not later than the date of termination of the option. The portion of an option which is unexercisable as of the date of termination will be canceled.

FEDERAL INCOME TAX CONSEQUENCES

     For a description of the United States federal income tax consequences under current law of nonqualified stock options granted under the Directors Plan, please see the discussion shown above under "Approval of Amendment to the Omnibus Stock Plan -- Federal Income Tax Consequences."

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the Compensation Committee of the Board of Directors was composed of Messrs. Bayer, Pospisil and Topol, none of whom was an officer or employee of the Company during the fiscal year or at any time prior to the fiscal year.

     Mr. Wandel has an ownership interest in, and Messrs. Bayer, Schmid, Wagner and Wandel are executive officers of WGG. In fiscal 1996, the Company engaged in certain transactions with WGG and WGG affiliates. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     A WGG affiliate ("the Processing Affiliate") provided certain order processing, billing, currency conversion and collection services to the Company. For these services, the Company pays the Processing Affiliate a quarterly fee of 1.25% of the net wholesale price of products manufactured and sold internationally by the Company and 0.7% of products sold by the Company in the United States. The Company also pays WGG a license fee of 2.25% of the net sales price of products manufactured and sold by the Company for the right to use certain WGG trademarks. The Company incurred expenses of $1,570,000 in fiscal 1996 related to these services and license fees.

     The Company sells products internationally only to distributors affiliated with WGG. The Company's revenues from sales to WGG affiliates were $25,900,000 in fiscal 1996. The Company also purchases products manufactured by WGG affiliates for resale in the U.S. The Company purchased $7,207,000 of products from WGG affiliates in fiscal 1996.

     The Company has a marketing office in Berne, Switzerland, which is leased from a WGG affiliate and staffed by employees of several WGG affiliates. The Company paid such WGG affiliates an aggregate of $712,000 in fiscal 1996 for rent and reimbursement of employee costs associated with this office. The Company pays certain WGG affiliates license fees for products developed by such affiliates and manufactured by the Company. The Company incurred $11,000 of such license fees in fiscal 1996.

     In addition, the Company leases its corporate offices and manufacturing facilities from W&G Associates, a North Carolina general partnership owned by a beneficial shareholder of WGG and certain members of his family. The Company paid rent of $1,015,000 in fiscal 1996.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), the members of which are the three directors set forth at the end of this report who are neither employees nor officers of the Company. The goals of the Company's executive compensation program are to pay competitively and to establish compensation levels that will enable the Company to attract, motivate, reward and retain qualified executives whose contributions are critical to the Company's long-term success. The program is also designed to focus and direct the energies and efforts of key executives toward achieving individual, Company, revenue and profit objectives. To achieve these goals, the Company has established an executive compensation program consisting of three principal components: base salary, cash bonuses and stock options. In addition, executive officers may elect to participate in the Company's 401(k) plan, employee stock purchase plan, group medical plan and other benefit plans available to employees generally.

     To ensure that compensation is competitive, the Company participates in regional and national surveys (the "Industry Surveys") which obtain data on pay ranges for executives of companies of comparable size and industry type. As a result of the Company's participation in the Industry Surveys, the Company's Human Resources Department is provided with reports which are used to evaluate the competitiveness of the Company's executive compensation program. Although there is minimal overlap between the companies included in the Industry Surveys and the companies included in the Hambrecht & Quist Index for Technology Companies used in the Performance Graph, the Company believes that the survey companies accurately reflect the market in which the Company competes for executive skills.

     The following discussion regarding base salaries and bonus awards for the Company's Named Executive Officers excludes the Chief Executive Officer whose base salary and bonus award are governed by the terms of his employment agreement with the Company.

BASE SALARY

     Each of the Company's Named Executive Officers receives a base salary that is generally adjusted annually to reflect changes in market conditions, the Company's performance and individual responsibilities. The base salaries for the Company's Named Executive Officers are targeted to be at the level necessary to attract and retain qualified executive talent. Base salaries generally range from the fiftieth to the ninetieth percentile of salaries of similar positions at the companies included in the Industry Surveys. In addition to comparisons with the Industry Surveys, an individual's overall evaluation reflects a subjective review of performance by the Chief Executive Officer and the attainment of business and financial objectives, with no specified weight being given to any of these factors. The Chief Executive Officer's recommendations are submitted directly to the Committee, which makes the final decisions with respect to base salaries.

BONUS AWARDS

     The Company does not have an established bonus plan, and annual cash incentive awards are discretionary. To reward superior performance and contributions made by key executives, the Company awards bonuses annually based on Company, department and individual performance, with no specified weight being given to any factor. For fiscal 1996, the Company's Named Executive Officers (other than the Chief Executive Officer) received discretionary bonuses which ranged from 21% to 52% of base salary. These bonuses were awarded by the Company based on the subjective recommendations of the Chief Executive Officer to the Committee.

OMNIBUS STOCK PLAN

     Pursuant to the Company's Omnibus Stock Plan, the Company may award its executive officers incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards. In fiscal 1996, grants of stock options were made upon the recommendation of the Chief Executive Officer based on his subjective evaluation of each individual's performance, including a recommendation respecting options to be granted to himself. The Chief Executive Officer makes recommendations with respect to the number of options to be granted and the recipients thereof based on his subjective evaluation of the individual's performance. Options granted to the Chief Executive Officer are based on the recommendation of the Committee. In fiscal 1996, options to purchase 521,900 shares of Common Stock were granted to employees and directors, including options to purchase 147,350 shares awarded to Named Executive Officers of which 90,000 were awarded to the Chief Executive Officer. Options granted in fiscal 1996 generally become exercisable in cumulative installments of 20% per year commencing on the grant date, and expire in ten years.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The cash compensation of the Company's Chief Executive Officer is determined pursuant to the terms of his employment agreement with the Company. See "Executive Compensation -- Employment Agreement." For fiscal 1996, Mr. Chastelet's employment agreement provided for a base annual salary and an incentive bonus based on the Company's growth in revenues and pre-tax profit as a percentage of the Company's revenues.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

     Certain non-performance based executive compensation which is in excess of $1.0 million is not deductible by the Company. No executive officer of the Company received in fiscal 1996 compensation in excess of this limit, and, at this time, the Company does not expect that any executive officer of the Company will receive compensation in excess of this limit in fiscal 1997. Accordingly, the Committee was not obligated to take any action to comply with the limit. The Committee will continue to monitor this situation, however, and will take appropriate action if it is warranted in the future.

                                         BOARD OF DIRECTORS
                                         Herbert Bayer, CHAIRMAN
                                         Richard E. Pospisil
                                         Sidney Topol

                               PERFORMANCE GRAPH

     The following line graph compares cumulative total return on the Common Stock ("WGTI") with a performance indicator of the overall stock market, the Nasdaq Composite Index ("Nasdaq"), and a nationally recognized industry index, the Hambrecht & Quist Index for Technology Companies ("H & Q") for the period commencing April 8, 1994 and ending on September 30, 1996.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                NASDAQ COMPOSITE INDEX AND INDUSTRY GROUP INDEX
             FROM APRIL 8, 1994 THROUGH SEPTEMBER 30, 1996 (1) (2)


                             [Graph appears here]


                                                 4/8/94     9/30/94    9/30/95    9/30/96
WGTI..........................................   $100.00    $109.09    $ 93.18    $172.73
Nasdaq........................................   $100.00    $103.84    $139.38    $163.87
H&Q...........................................   $100.00    $104.14    $163.78    $203.31

(1) The Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on April 8, 1994.

(2) Assumes that $100.00 was invested in the Common Stock and each index on April 8, 1994 and that all dividends were reinvested. No dividends have been declared on the Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                   PROPOSAL 6
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, on the recommendation of the Company's Audit Committee, has selected Arthur Andersen LLP as the independent public accountants to audit the financial statements of the Company for the fiscal year ending September 30, 1997. A representative of Arthur Andersen LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1997.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Securities Exchange Commission (the "Commission"). Officers, directors and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports received by the Company, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with, except that: (i) WGG was late in reporting one acquisition transaction in which it had a beneficial interest; (ii) WGR was late in reporting one acquisition transaction in which it had a beneficial interest; and (iii) WGV was late in reporting one acquisition transaction.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     A shareholder intending to present a proposal at the 1998 Annual Meeting of Shareholders must deliver the proposal in writing to the Company's Secretary at the Company's principal offices at P. O. Box 13585, Research Triangle Park, North Carolina 27709 no later than August 23, 1997.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     The cost of preparing, printing and mailing this proxy statement to shareholders will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone at nominal cost to the Company. ADP Proxy Services has been retained by the Company on behalf of the Board of Directors to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $500 plus reimbursement of reasonable out-of-pocket expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies.

                                         By Order of the Board of Directors,

                                         [Adelbert Kuthe sig. here]

                                         ADELBERT KUTHE
                                         SECRETARY

January 6, 1997

******************************************************************************
                                    APPENDIX

                     WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                          PROXY SOLICITED ON BEHALF OF
        THE BOARD OF DIRECTORS OF WANDEL & GOLTERMANN TECHNOLOGIES, INC.
    The undersigned hereby appoints Gerry Chastelet and Adelbert Kuthe, and each of them, proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Wandel & Goltermann Technologies, Inc. (the "Company"), to be held at 10:00 a.m., Eastern Standard Time, on February 5, 1997 at the Doubletree Guest Suite Hotel, 2515 Meridian Parkway, Durham, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.

(1) Election of Directors:
  [] VOTE FOR all nominees listed below   [] WITHHOLD AUTHORITY to vote for all
  (except as marked to the contrary         nominees listed below.
   below).

    PETER WAGNER    ALBRECHT L. WANDEL    JOACHIM SIMMROSS   ROLF SCHMID
      GERRY CHASTELET      RICHARD E. POSPISIL        SIDNEY TOPOL
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)
(2) Proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Wandel & Goltermann Technologies, Inc. Common Stock from 20,000,000 to 50,000,000;
                 FOR []               AGAINST  []         ABSTAIN []
(3) Proposal to approve the Omnibus Stock Plan Amendment to increase the number of shares reserved for issuance thereunder from 775,000 to 1,175,000, to allow employees of the Company's parent companies to participate in the plan, and to allow non-employee directors to participate in the plan;
                  FOR []               AGAINST []          ABSTAIN  []
(4) Proposal to approve the Employee Stock Purchase Plan Amendment to increase the number of shares reserved for issuance thereunder from 100,000 to 200,000;
                  FOR []               AGAINST []          ABSTAIN  []
(5) Proposal to approve the Outside Directors' Stock Plan Amendment to increase the annual stock option grant to Outside Directors from 1,000 shares to
    2,000 shares; FOR []               AGAINST []          ABSTAIN  []
(6) Proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997:
                  FOR []               AGAINST []           ABSTAIN  []
                     PLEASE SIGN AND DATE ON THE OTHER SIDE

                         Annual Meeting of Shareholders
                                       of
                     WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                                 P.O. Box 13585
                     Research Triangle Park, NC 27709-3585
Please date, sign exactly as name(s) appear below and return promptly in the enclosed envelope.

                                         This proxy when properly executed will
                                         be voted in the manner directed herein
                                         by the undersigned shareholder. IN THE
                                         ABSENCE OF SPECIFIED DIRECTIONS, THIS
                                         PROXY WILL BE VOTED IN FAVOR OF THE
                                         ELECTION OF ALL NOMINEES NAMED IN THIS
                                         PROXY, IN FAVOR OF THE PROPOSAL TO
                                         APPROVE AN AMENDMENT TO THE COMPANY'S
                                         AMENDED AND RESTATED ARTICLES OF
                                         INCORPORATION, IN FAVOR OF THE PROPOSAL
                                         TO APPROVE THE OMNIBUS STOCK PLAN
                                         AMENDMENT, IN FAVOR OF THE PROPOSAL TO
                                         APPROVE THE EMPLOYEE STOCK PURCHASE
                                         PLAN AMENDMENT, IN FAVOR OF THE
                                         PROPOSAL TO APPROVE THE OUTSIDE
                                         DIRECTORS' STOCK PLAN AMENDMENT AND IN
                                         FAVOR OF THE PROPOSAL TO RATIFY THE
                                         APPOINTMENT OF THE COMPANY'S
                                         INDEPENDENT PUBLIC ACCOUNTANTS. The
                                         proxies are also authorized to vote in
                                         their discretion upon such other
                                         matters as may properly come before the
                                         meeting or any adjournment thereof.
                                         If signing as attorney, administrator,
                                         executor, guardian, trustee or as a
                                         custodian for a minor, please add your
                                         title as such. If a corporation, please
                                         sign in full corporate name and
                                         indicate the signer's office. If a
                                         partner, please sign in the
                                         partnership's name.
                                         X____________________________________
                                         X____________________________________
                                         Dated:_______________________________